UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 8, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

2017 General Rate Case

On April 8, 2016, the California Public Utilities Commission’s (“CPUC”) Office of Ratepayer Advocates (“ORA”) submitted testimony in Pacific Gas and Electric Company's (“Utility”) 2017 General Rate Case (“GRC”) pending at the CPUC. In the GRC, the CPUC will determine the Utility’s revenue requirements for its electric distribution, natural gas distribution, and electric generation operations for 2017 through 2019.

As previously reported, the Utility’s supplemental testimony filed on February 22, 2016 reduced the Utility's previously requested 2017 revenue requirement increase of $457 million (as compared to the 2016 authorized amount) to $333 million, representing a $124 million reduction from the previous request. The requested increase for 2018 was reduced from $489 million to $469 million, and the requested increase for 2019 was reduced from $390 million to $368 million.

For 2017, instead of the Utility’s requested increase, ORA recommends an $85 million reduction (approximately 1.1%) from the Utility’s currently authorized 2016 revenue requirement of $7.9 billion. For 2018 and 2019, ORA proposes increases of $274 million and $283 million, respectively (representing an approximately 3.5% annual increase), significantly below the Utility’s requested attrition increases of $469 million and $368 million, respectively. ORA also recommends to extend the GRC cycle another year to a third attrition year, and recommends a 2020 increase of $294 million (an approximately 3.5% increase).

The table below summarizes the differences between the Utility’s revenue requirement proposal, as updated, and ORA’s recommendation:

	Utility’s Proposal (based on February 22, 2016 update)	ORA’s Recommendation Increase/(Decrease)	Difference* (Decrease)
	(in millions)
2017	$333	$(85)	$(418)
2018	469	274	(195)
2019	368	283	(85)
2020	-	294	-

* Rounded for illustrative purposes.

For 2017, the reduction proposed by ORA is primarily related to operating expenses.  ORA recommends reductions in programs across all major lines of business, including programs such as gas leak survey frequency, gas record consolidation, information technology (IT) programs, electric operations and automation, hydroelectric programs, residential rate reform costs (that ORA recommends be tracked in a memorandum account), and enterprise records and information management system.  ORA also recommends reductions in administrative and general expenses, including employee incentive compensation and benefits, and general business expenses, such as insurance.  ORA’s recommended capital reductions for 2015, 2016, and 2017 would result in a rate base reduction of nearly $200 million compared to the Utility’s forecast of $24.5 billion.

The following table shows the difference between the Utility’s requested increases in 2017 revenue requirements by line of business and ORA’s recommended amounts:

Line of Business	Utility’s Proposal (based on February 22, 2016 update)		ORA’s Recommendation Increase /(Decrease)		Difference* (Decrease)
	(in millions)		(in millions)		(in millions)
Electric Distribution	$71	1.7%	$(146)	(3.5%)	$(217)
Gas Distribution	63	3.6%	(59)	(3.4%)	(122)
Electric Generation	199	10.1%	119	6.1%	(80)
Total Revenue Requirement Increase	$333	4.2%	$(85)	(1.1%)	$(418)

* Rounded for illustrative purposes.

According to the CPUC’s procedural schedule, testimony from other parties is due April 29, 2016, and rebuttal testimony will be filed by the Utility and other parties on May 27, 2016.  Evidentiary hearings are to be held this summer, followed by a proposed decision to be released in November 2016 and a final CPUC decision to be issued in December 2016.  On March 17, 2016, the CPUC issued a decision to allow the authorized revenue requirement changes to become effective on January 1, 2017, even if the final decision is issued after that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

		By:	/s/ LINDA Y.H. CHENG
Dated:	April 12, 2016		LINDA Y.H. CHENG
Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

		By:	/s/ LINDA Y.H. CHENG
Dated:	April 12, 2016		LINDA Y.H. CHENG
Vice President, Corporate Governance and Corporate Secretary